William D. Chapman	Robb Kristopher
Director, Investor Relations	Manager, External Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	robb.kristopher@grainger.com

GRAINGER REPORTS 2006 THIRD QUARTER RESULTS

•	Daily sales rose 8 percent
•	There was one less sales day in the quarter
•	Operating earnings grew 11 percent
•	Settlement of the 2004 tax audit added $0.09 to EPS
•	EPS of $1.16 were up 20 percent, 10 percent without the tax-related item
•	2.6 million shares repurchased during the quarter
•	Pretax ROIC* of 26.5 percent versus 24.9 percent last year
•	2006 EPS guidance raised to $4.10 to $4.25 including the tax benefit
•	Click here for a prerecorded message describing these results in more detail

CHICAGO, October 16, 2006 – Grainger (NYSE: GWW) today reported sales for the third quarter ended September 30, 2006, of $1.5 billion versus $1.4 billion in the 2005 third quarter, up 6 percent. There was one fewer selling day during the quarter compared to 2005. Daily sales increased by 8 percent (8 percent in July, 10 percent in August and 6 percent in September). Net earnings were up 19 percent to $104.5 million. Earnings per share were $1.16 versus $0.97, up 20 percent.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a ten point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2006 third quarter results

“While these were solid results,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser, “we see additional opportunity to grow faster and add more value to our customers and our shareholders. As a result of our 2.6 million-share buyback in the quarter, which completed the authorized share repurchase program, Grainger’s board of directors today authorized a new program to repurchase up to 10 million shares.” Keyser added, “Based on our performance and the tax-related benefit this quarter, we are increasing our earnings per share guidance for 2006. We now expect earnings per share to be in the range of $4.10 to $4.25 versus our original guidance of $4.00 to $4.15.”

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 6 percent in the 2006 third quarter – 7 percent on a daily basis for the quarter (7 percent in July, 9 percent in August and 5 percent in September). Of the 7 percent growth, an estimated 4 percentage points came from the company’s two growth initiatives in the United States, market expansion and product line expansion. Sales growth was reduced by approximately 2 percentage points due to the wind-down of low margin contracts with integrated-supply and automotive customers, also in the United States.

During the quarter, the company opened one new branch in the United States and two facilities in China, while closing one branch in the United States, bringing the total number of branches to 436.

	2006 Year-to-Date Branch Summary
	12/31/05	Opened	Closed	9/30/06
United States
Branch	400	11	(3)	408
Will Call Express	18	1		19
Mexico	6	1		7
China
Branch		1		1
Will Call Express		1		1
Total	424	15	(3)	436

W.W. Grainger, Inc. – 2006 third quarter results

Daily sales in the United States increased 7 percent, with approximately 1 percentage point of that growth coming from higher sales of seasonal products. The strongest sales growth came from government, manufacturing and commercial customers. Offsetting the growth was the absence of any hurricane-related sales, which contributed approximately $8 million in the third quarter of 2005.

The market expansion program contributed approximately 2 percentage points to the segment’s daily sales growth. Because the hurricane-related sales affected four of the metro markets (Atlanta, Houston, Tampa and Miami) in 2005, those cities had tougher comparisons in the 2006 third quarter. Results for the market expansion program were:

		2006 Third Quarter
Phase		Daily Sales Increase	Percent Complete
1	Atlanta, Denver, Seattle	8%	100%
2	Four markets in Southern California	12%	95%
3	Houston, St. Louis, Tampa	15%	85%
4	Baltimore, Cincinnati, Kansas City,
	Miami, Philadelphia, Washington D.C.	10%	85%

During the quarter, the business sold two branches for a gain of $1.4 million. These branches were sold in conjunction with the market expansion program.

Product line expansion (31,000 fasteners and 10,000 other facilities maintenance products added to the U.S. catalog in 2006) contributed approximately 2 percentage points to the growth in the segment. Sales for the program are stronger than the company had expected.

Daily sales in Mexico were up 23 percent in the quarter versus the same period in 2005. In local currency, daily sales rose 25 percent. Sales benefited from a strong economy, an expanded telesales operation, a new branch in Santa Catarina and an expanded branch presence in Tijuana.

W.W. Grainger, Inc. – 2006 third quarter results

During the third quarter, the company opened its first distribution facilities in Shanghai, China, a 120,000-square foot master branch and a will-call express location. Sales in China were insignificant in the third quarter 2006, while start-up costs reduced operating earnings in the quarter by $1.7 million.

Operating expenses grew 9 percent during the quarter. The operating expense growth related to higher payroll and benefit costs, the result of adding sales people last year to drive sales growth, higher stock-based compensation expense due to the adoption of Statement of Financial Accounting Standards No. 123R (SFAS No. 123R); and higher profit sharing accruals. Also contributing to the increase was $2.0 million in severance costs including the elimination of positions within teams that supported the SAP implementation. This compares to $0.4 million in severance costs for the same quarter of 2005.

Operating earnings for the quarter were up 10 percent in the Grainger Branch-based segment, the result of a 1.4 percentage point improvement in gross profit margin. This increase was largely due to exiting low margin contracts in integrated supply and for automotive customers, as well as positive product mix and inflation recovery. Gross profit margin also benefited from an improved methodology to capture data related to certain inventory transactions and estimates.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 14 percent versus the 2005 third quarter, 15 percent on a daily sales basis. In local currency, daily sales were up 8 percent (8 percent in July, 8 percent in August and 7 percent in September). Results benefited from strong sales to the oil, gas and mining industries, partially offset by weak sales in the forestry industry. During the quarter, the company opened one branch and closed three branches, ending the quarter at 160 branches:

W.W. Grainger, Inc. – 2006 third quarter results

	2006 Year-to-Date Branch Summary
	12/31/05	Opened	Closed	9/30/06
Canada	165	2	(7)	160

Operating earnings jumped 51 percent for the 2006 third quarter, primarily as a result of the strong sales growth and slower operating expense growth. During the quarter, the business had a small loss from the sale of real estate; this compares to a $0.5 million gain in 2005. The company has decided to postpone the start of Canada’s SAP project until 2008, allowing for process standardization and improvement across the business prior to the implementation.

Lab Safety Supply (LSS)

Sales for the quarter were up 7 percent versus the 2005 third quarter. On a daily sales basis, sales were up 9 percent (9 percent in July, 9 percent in August and 9 percent in September). The acquisition of the business of Rand Materials Handling Equipment Co. in January 2006 contributed 4 percentage points to the sales growth.

Operating earnings were flat for the 2006 third quarter. A lower gross profit margin on Rand’s product sales, higher integration and media costs, and expenses during the quarter associated with the upgrade of the business’s ERP system offset the benefit of sales growth.

Tax rate

The effective income tax rate was 33.4 percent for the 2006 third quarter and 36.8 percent for the 2005 third quarter. The 2006 third quarter rate includes the benefit from the settlement of the 2004 tax audit. Excluding that benefit and the effect of equity in unconsolidated entities, which is recorded net of tax, the effective income tax rate was 38.9 percent for the third quarter of 2006 and 37.0 percent for the third quarter of 2005.

W.W. Grainger, Inc. – 2006 third quarter results

Cash flow

Operating cash flow was $212 million for the quarter. The company used cash flow from operations to fund growth initiatives through capital expenditures of $38 million, pay dividends of $25 million and repurchase 2.6 million shares of stock for $169 million during the quarter. The total number of shares bought year-to-date is 4.7 million for $319 million. The company intends to remain active in share repurchase during the remainder of the year.

Other

The 2006 third quarter included $0.03 per share expense for the adoption of SFAS No. 123R, or $0.11 for the first nine months. The company now estimates the 2006 full year effect to be $0.14 per share. Also in the quarter was a $0.03 per share benefit from more timely data related to certain inventory transactions and estimates, for a total of $0.13 for the first nine months. In prior years, the company recorded these inventory adjustments in the fourth quarter.

Nine months results

Sales for the nine months ended September 30, 2006, were $4.4 billion, up 7 percent versus the first nine months of 2005. Operating earnings grew by 15 percent. Net earnings increased to $284.5 million versus $242.5 million in 2005. Earnings per share increased 17 percent to $3.11 from $2.65. Included in the 2006 earnings per share was $0.09 related to income tax benefits realized in the third quarter, $0.05 related to gains on the sale of branches and $0.02 related to the sale of a joint venture interest in Canada, in the second quarter. Grainger had a $0.03 gain on the sale of branches in the first nine months of 2005.

W.W. Grainger, Inc. – 2006 third quarter results

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Grainger is the national founding sponsor of the American Red Cross Ready When the Time Comes corporate volunteer training program. For more information about the company, including a history of daily sales by segment and the pre-recorded message, see www.grainger.com/investor.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “in the range”, “earnings per share guidance”, “estimates”, “expect,” “intends”, “percent complete,” ”or similar expressions”. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2006 third quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	($ in thousands except for per share data)		($ in thousands except for per share data)
	2006	2005	2006	2005
Net sales	$ 1,519,499	$ 1,428,342	$ 4,421,496	$ 4,136,030
Cost of merchandise sold	920,412	880,180	2,668,777	2,561,863
Gross profit	599,087	548,162	1,752,719	1,574,167

Warehousing, marketing and administrative expenses	447,774	412,280	1,322,445	1,199,135
Operating earnings	151,313	135,882	430,274	375,032

Other income and (expense)
Interest income	5,571	3,263	16,311	8,112
Interest expense	(485)	(453)	(1,480)	(1,381)
Equity in income of unconsolidated entities	480	811	2,549	2,121
Gain on sale of joint venture	-	-	2,291	-
Unclassified-net	(75)	(123)	95	(225)
Net other income and (expense)	5,491	3,498	19,766	8,627

Earnings before income taxes	156,804	139,380	450,040	383,659

Income taxes	52,310	51,271	165,574	141,169

Net earnings	$ 104,494	$ 88,109	$ 284,466	$ 242,490

Earnings per share -Basic	$ 1.20	$ 0.98	$ 3.21	$ 2.70
-Diluted	$ 1.16	$ 0.97	$ 3.11	$ 2.65

Average number of shares outstanding -Basic	87,258,559	89,064,690	88,746,312	89,649,866
-Diluted	89,682,032	91,130,323	91,423,719	91,556,816

Segment results:
	2006	2005	2006	2005
Sales
Grainger branch-based	$ 1,274,219	$ 1,207,441	$ 3,684,934	$ 3,479,497
Acklands-Grainger	141,586	124,580	427,528	371,352
Lab Safety Supply	104,671	97,730	311,823	288,881
Intersegment sales	(977)	(1,409)	(2,789)	(3,700)
Net sales to external customers	$ 1,519,499	$ 1,428,342	$ 4,421,496	$ 4,136,030

Operating earnings
Grainger branch-based	$ 149,260	$ 136,238	$ 433,923	$ 371,615
Acklands-Grainger	5,122	3,401	12,070	11,168
Lab Safety Supply	13,625	13,603	42,324	40,778
Unallocated expense	(16,694)	(17,360)	(58,043)	(48,529)
Operating earnings	$ 151,313	$ 135,882	$ 430,274	$ 375,032

ROIC* for Grainger branch-based			34.3%	31.4%
ROIC* for Acklands-Grainger			5.0%	5.2%
ROIC* for Lab Safety Supply			34.9%	37.6%

* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2006 third quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At September 30,
	($ in thousands)
	2006	2005
Assets
Cash and Cash Equivalents	$ 427,354	$ 446,420
Marketable Securities	13,234	-
Accounts Receivable – net (1)	610,762	547,622
Inventories (2)	772,121	751,127
Other Current Assets	139,100	135,875
Total Current Assets	1,962,571	1,881,044
Property, Buildings and Equipment – net (3)	794,455	768,176
Investments in Unconsolidated Entities (4)	7,706	24,559
All Other Assets (5)	333,901	312,296
Total Assets	$ 3,098,633	$ 2,986,075

Liabilities And Shareholders’ Equity
Current Maturities of Long-Term Debt	$ 4,590	$ 9,485
Trade Accounts Payable	344,976	336,062
Other Current Liabilities	368,934	355,463
Total Current Liabilities	718,500	701,010
Long-Term Debt	4,895	-
All Other Liabilities	99,137	91,034
Shareholders’ Equity (6)	2,276,101	2,194,031
Total Liabilities and Shareholders’ Equity	$ 3,098,633	$ 2,986,075

(1)

Accounts receivable-net increased by $63 million, or 12%, due to higher sales and an increase in days sales outstanding primarily due to systems conversions. The number of days sales outstanding has stabilized since the second quarter of 2006.

(2)	Inventories increased by $21 million, or 3%, primarily in the Grainger Branch-based segment, due to volume increases and the product line expansion program.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $25 million for the 2006 third quarter and $24 million for the 2005 third quarter.

(4)	Investment in unconsolidated entities decreased $17 million, due to the sales of Acklands-Grainger’s interest in the USI-AGI Prairies joint venture in the second quarter of 2006.

(5)	Other assets increased $22 million, or 7%, due primarily to increased capitalized software and increased intangibles related to the acquisition of the assets of Rand Materials Handling Equipment Co.

(6)

Common stock outstanding as of September 30, 2006 was 86,037,276 shares as compared with 89,435,550 shares at September 30, 2005. The Company repurchased 2.6 million shares during the 2006 third quarter, bringing the total for the year to 4.7 million shares. As of September 30, 2006, no shares had remained under the share repurchase authorization. On October 16, 2006, Grainger’s board of directors has authorized a new share repurchase program for up to 10 million shares.

W.W. Grainger, Inc. – 2006 third quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Nine Months Ended September 30,
	($ in thousands)
	2006	2005
Cash Flows from Operating Activities:
Net Earnings	$ 284,466	$ 242,490
Depreciation and Amortization	84,372	79,349
(Income) in Unconsolidated Entities	(2,549)	(2,121)
(Increase) Decrease in Accounts Receivable – net	(89,381)	(64,048)
(Increase) Decrease in Inventories	24,357	(44,078)
(Increase) Decrease in Prepaid Expenses	7,608	(897)
Increase (Decrease) in Trade Accounts Payable	22,460	43,759
Increase (Decrease) in Other Current Liabilities	(44,580)	(9,769)
Other – net	26,229	38,891

Net Cash Provided by Operating Activities	312,982	283,576

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(85,561)	(72,005)
Additions for Capitalized Software	(5,167)	(34,293)
Net Cash Paid for Business Acquisition	(13,858)	(24,723)
Other – net	12,636	3,448

Net Cash Used in Investing Activities	(91,950)	(127,573)

Cash Flows from Financing Activities:
Cash Dividends Paid	(73,136)	(61,164)
Purchase of Treasury Stock	(319,163)	(118,198)
Other – net	53,205	39,558

Net Cash Used in Financing Activities	(339,094)	(139,804)

Exchange Rate Effect on Cash and Cash Equivalents	522	975

Net (Decrease) Increase in Cash and Cash Equivalents from beginning of year	$ (117,540)	$ 17,174

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